As filed with the Securities and Exchange Commission on November 21, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TERADYNE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	04-2272148
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

600 Riverpark Drive North Reading, Massachusetts	01864
(Address of Principal Executive Offices)	(Zip Code)

Eagle Test Systems, Inc. 2003 Stock Option and Grant Plan

Eagle Test Systems, Inc. 2006 Stock Option and Incentive Plan

(Full Title of the Plans)

Eileen Casal, Esq.

Teradyne, Inc.

600 Riverpark Drive

North Reading, Massachusetts 01864

(Name and Address of Agent For Service)

(978) 370-2700

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.125 par value per share	3,594,916 shares(2)	$3.16(3)	$11,359,935(3)	$447

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Consists of (i) 893,970 shares issuable under the Eagle Test Systems, Inc. 2003 Stock Option and Grant Plan and (ii) 2,700,946 shares issuable under the Eagle Test Systems, Inc. 2006 Stock Option and Incentive Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on November 20, 2008.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed to register shares of common stock of Teradyne, Inc. (the “Registrant”) issuable pursuant to the Eagle Test Systems, Inc. 2003 Stock Option and Grant Plan and the Eagle Test Systems, Inc. 2006 Stock Option and Incentive Plan (collectively, the “Plans”). On November 14, 2008, Turin Acquisition Corp., a wholly owned subsidiary of the Registrant, merged with and into Eagle Test Systems, Inc. (“Eagle Test”) on the terms and conditions set forth in the Agreement and Plan of Merger, dated as of September 1, 2008, by and among the Registrant, Turin Acquisition Corp. and Eagle Test (the “Merger Agreement”). Pursuant to the merger, Eagle Test became a wholly owned subsidiary of the Registrant. Pursuant to the Merger Agreement, the Registrant agreed to assume all of the outstanding options to purchase shares of Eagle Test common stock issued under the Plans. As of the effective time of the merger, these options were converted automatically into options to purchase an aggregate of 3,594,916 shares of the Registrant’s common stock based on a formula provided in the Merger Agreement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a) The Registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c) The description of the securities contained in the Registrant’s registration statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Wilmer Cutler Pickering Hale and Dorr LLP has opined as to the legality of the securities being offered by this registration statement.

Item 6.	Indemnification of Directors and Officers.

Section 8.51 of the Massachusetts Business Corporation Act, under which the Registrant is governed, provides that a corporation may indemnify a director who is a party to a proceeding because he is a director against liability incurred in the proceeding if he conducted himself in good faith and he reasonably believed that his conduct was in the best interests of the corporation or that his conduct was at least not opposed to the best interests of the corporation, and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Section 8.52 of the Massachusetts Business Corporation Act requires corporations to indemnify any director who was wholly successful in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Section 8.53 of the Massachusetts Business Corporation Act provides that, before the final disposition of a proceeding, a corporation may advance funds to pay for or reimburse the reasonable expenses incurred by a director who is party to such proceeding because he is a director if he delivers to the corporation (a) a written affirmation of his good faith belief that he has met the relevant standard of good faith described in Section 8.51 of the Massachusetts Business Corporation Act or that the proceeding involves conduct for which liability has been eliminated pursuant to Section 2.02 of the Massachusetts Business Corporation Act and (b) a written undertaking with an unlimited general obligation of the director to repay any funds advanced if he is not entitled to mandatory indemnification under Section 8.52 and it is ultimately determined, under Section 8.54 or Section 8.55 that he does not meet the relevant standard of conduct described in Section 8.51.

Section 8.56 of the Massachusetts Business Corporation Act provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation to the same extent as a director, and, if he is an officer but not a director, to such further extent as may be provided by the articles of organization, the bylaws, a resolution of the board of directors or contract, except for liability arising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. Section 8.56 also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 8.52, and that the officer may apply to a court for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance under those provisions.

Section 2.02 of the Massachusetts Business Corporation Act provides that the articles of organization of a corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation for monetary damages for breach of a fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for improper distributions to under Sections 6.40 of the Massachusetts Business Corporation Act or (4) for any transaction from which the director derived an improper personal benefit.

Section 2 of Article VI of the Registrant’s by-laws provides that the Registrant will indemnify its officers and directors against any cost, expense (including attorneys’ fees), judgment, liability and amount paid in settlement reasonably incurred by or imposed upon them in connection with any action, suit or proceeding to which such officer or director may become a party by reason of being or having been an officer or director of the Registrant, unless such indemnification is prohibited by the Massachusetts Business Corporation Act.

Section 8.57 of the Massachusetts Business Corporation Act also contains provisions authorizing a corporation to obtain insurance on behalf of any director or officer of the corporation against liabilities, whether or not the corporation would have the power to indemnify against such liabilities. The Registrant maintains director and officer liability insurance for the benefit of its directors and our officers and has entered into indemnification agreements with certain of its directors and executive officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.	Undertakings.

1. Item 512(a) of Regulation S-K. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. Item 512(b) of Regulation S-K. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in North Reading, the Commonwealth of Massachusetts, on this 21st day of November, 2008.

TERADYNE, INC.

By:	/s/ Gregory R. Beecher
Gregory R. Beecher
Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Teradyne, Inc., hereby severally constitute and appoint Gregory R. Beecher and Michael A. Bradley, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Teradyne, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Patricia S. Wolpert	Chair of the Board	November 17, 2008
Patricia S. Wolpert

/s/ Michael A. Bradley	Director, President and Chief Executive Officer	November 21, 2008
Michael A. Bradley	(Principal Executive Officer)

/s/ Gregory R. Beecher	Vice President, Chief Financial Officer and Treasurer	November 21, 2008
Gregory R. Beecher	(Principal Financial Officer and Principal Accounting Officer)

/s/ James W. Bagley	Director	November 20, 2008
James W. Bagley

/s/ Albert Carnesale	Director	November 20, 2008
Albert Carnesale

/s/ Edwin J. Gillis	Director	November 21, 2008
Edwin J. Gillis

/s/ Vincent M. O’Reilly	Director	November 19, 2008
Vincent M. O’Reilly

/s/ Paul J. Tufano	Director	November 18, 2008
Paul J. Tufano

/s/ Roy A. Vallee	Director	November 19, 2008
Roy A. Vallee

INDEX TO EXHIBITS

Number	Description
4.1(1)	Restated Articles of Organization of the Registrant, as amended

4.2(2)	Amended and Restated By-Laws of the Registrant, as amended

5	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Registrant

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5)

23.2	Consent of PricewaterhouseCoopers LLP

24	Power of attorney (included on the signature pages of this registration statement)

(1)	Previously filed with the Securities and Exchange Commission as Exhibit 3.01 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended July 2, 2000 and incorporated herein by reference.
(2)	Previously filed with the Securities and Exchange Commission as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 and incorporated herein by reference.